Exhibit 10.3
SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between Bloomin’ Brands, Inc. (“BBI” or “the Company”) and Astrid Isaacs (“Isaacs”). In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

I.    Definitions

For purposes of this Agreement, the following Definitions will apply:

A.    Termination Date. The “Termination Date” will be September 3, 2024.

B.    Effective Date. The “Effective Date” of this Agreement is the eighth (8th) day after Isaacs’s execution of this Agreement, as set forth in Paragraph II.F(4) below, provided that Isaacs does not exercise her right to revoke as set forth in that paragraph.

C.    Released Parties. The “Released Parties” include but are not limited to Bloomin’ Brands, Inc., OS Management, Inc., OSI Restaurant Partners, LLC, direct and indirect affiliates (including but not limited to Outback Steakhouse of Florida, LLC, Bonefish Grill, LLC, Carrabba’s Italian Grill, LLC, OS Prime, LLC, OS Pacific, LLC, DoorSide, LLC, OSI/Fleming’s, LLC, OSI International, LLC, Outback Steakhouse International, LLC, and OS Restaurant Services, LLC), and all of the past and present directors, officers, partners, shareholders, supervisors, employees, representatives, successors, assigns, subsidiaries, parents, and insurers of OS Management, Inc. and its parents and affiliates.

D.    Releasing Parties. The “Releasing Parties” are the Isaacs and her attorneys, heirs, executors, administrators, representatives, agents, successors, and assigns.

II.    Terms

A.    Return of BBI Property. If she has not already done so, Isaacs will return and give to BBI as soon as possible, but no later than seven (7) days after the Termination Date, all documents, computer files, and any copies thereof, which relate to BBI’s business and which are in her possession, or under her direction or control and all cell phones, keys, identification cards, or other tangible items that are the property of BBI.

B.    Severance Pay and Benefits. In consideration for Isaacs’s execution of this Agreement, and her release of claims as set forth below, BBI will pay to her as severance pay a lump sum payment of $1,016,664.00 less applicable taxes and withholdings. Such payment will be made through direct deposit on the soonest available pay day on or after the date this Agreement becomes enforceable.

As further consideration, the Company will pay to Isaacs in one lump sum payment $12,000.00 an amount equal to twelve (12) months of the monthly COBRA premium, grossed up for taxes, that Isaacs would be required to pay to continue Isaacs’s group health and dental coverage in effect on the Separation Date. This payment will be made regardless of whether Isaacs elects COBRA continuation coverage. This payment does not extend the period in which Isaacs has to elect COBRA nor does it extend the COBRA continuation period.

As further consideration, the Company hereby waives the non-complete provision contained in paragraph 1. Restrictive Covenant of Isaacs’s Offer Letter dated September 22, 2021.

C.    Not Otherwise Entitled. The parties agree that, apart from this Agreement, Isaacs is entitled to no payments or other consideration from BBI. The payment described in Paragraph II.B is contingent upon Isaacs’s execution of this Agreement, her not exercising her right to revoke, and her compliance with all the terms of this Agreement. For treatment of Isaacs’s equity interest, see attached Exhibit 1.

D.    No Further Obligation. Isaacs agrees that, regardless of whether Isaacs executes this Agreement, she has been paid all earned and accrued compensation, less applicable deductions, through the Termination Date by BBI. Isaacs understands that if she does not sign this Agreement by the twenty-one (21) day consideration date set forth in F, below, then this Agreement shall be forfeited, and Isaacs shall not be entitled to receive the payments provided for in this Agreement.

E.    Employee Benefits. Isaacs further agrees that after the Termination Date Isaacs no longer has any coverage or entitlement to benefits or contributions under any of BBI’s benefit plans, with the exception of her option to elect continuation coverage under COBRA and any benefits through BBI’s plans that were vested as of the Termination Date or as otherwise required by law.

F.    Acknowledgements. Isaacs acknowledges that she has read and understands this Agreement, and she specifically acknowledges the following:

(1) That she has been advised by BBI to consult with an attorney, and has had the opportunity to consult with an attorney, before signing this Agreement; and

(2) That she has been given twenty-one (21) days to decide whether to sign this Agreement; and

(3) That she is waiving, among other claims, age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto; and

(4) That if she signs this Agreement, she has seven (7) days in which to revoke her signature, and that the Agreement will not become effective or enforceable until after the Effective Date (in other words, the revocation period must have expired, and Isaacs must not have exercised her right to revoke). Specifically, Isaacs understands that she will not receive the payment referred to in Paragraph II.B until after the Effective Date. To revoke this Agreement, Isaacs must send a written notice to Kelly Lefferts at KellyLefferts@BloominBrands.com no later than the eighth (8th) day after Isaacs’s signing of the Agreement; and

(5) That, by signing this Agreement, she is not waiving or releasing any claims based on actions or omissions that occur after the date of her signing of this Agreement.

G.    Release and Waiver of Claims. In exchange for the payments described in Paragraph II.B above, the Releasing Parties fully and forever, waive release and discharge the Released Parties from any and all claims of any nature, whether known or unknown, which Isaacs may have arising out of, in any way related to, or in connection with her employment or termination of her employment, through the Effective Date of this Agreement.

This release includes, but is not limited to, the following claims: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”); the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (except such rights as may be vested under any retirement plan sponsored by BBI); the Family and Medical Leave Act, 29 U.S.C. §2601, et seq. (to the extent such claims can be waived); the Genetic Information Nondiscrimination Act (“GINA”); the Florida Civil Rights Act of 1992 (F.S. §760.01et seq., as amended), the Florida Whistle Blower Act (F.S. §448.102 et seq.,), the Florida Workers’ Compensation Retaliation Statute (F.S. §440.205 et seq.) any rights, actions, claims (including medical and health benefit claims), or liability under (a) any state or local statute or regulation, including but not limited to wrongful discharge in violation of public policy, and all state or local whistleblower protection statutes, codes, or regulations, or (b) common law principles, including tort, contract, and equitable claims, except claims or proceedings necessary to enforce the provisions of this Agreement or that cannot be waived by signing of this Agreement; or any claims for wrongful discharge, discrimination, retaliation, harassment, breach of contract, intentional or negligent infliction of emotional distress, defamation, interference with contract, or any other cause of action based on federal, state, or local law or the common law, whether in tort or in contract.

H.    Non-Admission of Liability. Isaacs agrees that BBI entered into this Agreement in compromise of a disputed claim and is not an admission of any liability or wrongdoing on the part of BBI.

I.    Taxation. Isaacs agrees that she is solely responsible for payment of all federal, state, and local taxes on the amounts paid under this Agreement. In the event that BBI is required to pay back taxes or Social Security, or fines or assessments, because of Isaacs’s non-payment of taxes on the amounts paid under this Agreement, Isaacs agrees to indemnify BBI for any such amounts.

J.    Communications to Third Parties. Isaacs will not speak in a defamatory manner concerning BBI or any of the Released Parties to any person who is not a party to this Agreement, and in the event that an employer or prospective employer contacts BBI for a job reference or referral concerning Isaacs, BBI will instruct its employees, agents or representatives with responsibility for making such reference or referral to provide only Isaacs’s dates of employment and position(s) held, consistent with BBI’s normal policy and practice. Any request for a reference should be directed to www.theworknumber.com with company code 13799.

K.    Confidentiality. Isaacs agrees that she will not disclose the circumstances of her departure from BBI or the existence or contents of this Agreement, including the amount of monetary payment, to anyone other than her attorneys, financial advisers, or her spouse if any, or pursuant to an appropriate order from a court or other entity with competent jurisdiction. If asked about her separation from employment with BBI, Isaacs agrees to state that she left to pursue other opportunities or words to that effect. In addition, Isaacs acknowledges that she has held positions of trust and confidence with BBI, and that during the course of her employment she has received or been exposed to material and other information concerning its customers or clients; its policies, practices and procedures; its sales, marketing and financial information; and other information which is proprietary in nature, confidential to BBI, and not generally available to the public or to BBI’s competitors, and which, if used or divulged against BBI’s best interests would irreparably damage its ability to compete in the marketplace (“Confidential Information”). Isaacs further agrees not to possess, use, or disclose to any person or entity any Confidential Information without the prior, written consent of BBI, or except as may be required by court order, statute, law, or regulation. Isaacs agrees that if she breaches this confidentiality provision, she will pay BBI $50,000.00 in liquidated damages for the breach. Isaacs acknowledges that estimating losses due to a breach can be difficult. Isaacs further agrees that she will not at any time, disclose, use, or communicate to any person or entity, whether directly or indirectly, any Confidential Information obtained by Isaacs during the term of Isaacs's employment with BBI, unless (i) such disclosure or communication is compelled by law, or (ii) Isaacs has received specific written authorization in advance from BBI prior to the disclosure, use, or communication.

BBI and its officers, directors, agents, and management-level employees will have the right to discuss Isaacs’s employment and this Agreement among themselves.

L.    Challenge to Validity, Truthful Testimony Under Oath and Cooperation with Government Agency. Nothing in this Agreement, including but not limited to the provisions in Sections G, J, and K, (a) limits or affects Isaacs’s right to challenge the validity of this Agreement, including a challenge under the Age Discrimination in Employment Act of 1967, as amended; (b) interferes with Isaacs’s right and responsibility to give truthful testimony under oath; or (c) precludes Isaacs from participating in an investigation, filing a charge, or otherwise communicating with the Equal Employment Opportunity Commission or state agency responsible for enforcing anti-discrimination laws. However, Isaacs promises never to seek or accept any damages, remedies, or other relief for Isaacs personally with respect to any claims released in this Agreement.

M.    Obligation to Cooperate and Assist. Isaacs agrees to cooperate in good faith with BBI to assist it with any information or matter which is within Isaacs’s knowledge as a result of Isaacs’s employment with BBI, including but not limited to making herself reasonably available for interview by BBI’s attorneys, or providing truthful testimony without the necessity of a subpoena or compensation, in any pending or future legal matter in which BBI is a party. (PROVIDED, however, that it will not be a breach of this Agreement for Isaacs to request a subpoena if her then-employer desires or requests it.) In such instances, BBI will pay all reasonable travel expenses associated with such cooperation and will attempt to schedule such matters at the convenience of Isaacs.

N.    Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

O.    Entire Agreement; Modification. The parties agree that this is the entire agreement between the parties. This Agreement overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter of this Agreement, with the exception of any obligations which, by its terms or by operation of law, continues during Isaacs’s employment and/or thereafter survives the termination of Isaacs’s employment including but, but not limited to paragraphs 2, 3 and 4 of Isaacs’s offer letter dated September 22, 2021 (the “Offer Letter”) a copy of which is attached for reference as Exhibit A to this Agreement. Isaacs understands and acknowledges that the confidentiality obligations of this Agreement will supplement, but not replace, such agreement or agreements. No modification of this Agreement will be valid unless it is in writing identified as an Amendment to the Agreement and is signed by Isaacs and an authorized executive of BBI. Unless otherwise required by law, the parties agree that any changes to this agreement, whether material or not, do not restart the 21-day consideration period provided to Isaacs in paragraph F.(2).

P.    Governing Law and Venue. This Agreement is governed by and construed in accordance with the laws of the state of Florida. If legal action is brought at any time based on any controversy or claim arising out of, or relating to this Agreement, the parties agree to submit to the jurisdiction and venue of the state or federal courts located in Hillsborough County, Florida.

Q.    Remedies for Breach.

(1)    ADEA. In the event that the Releasing Parties bring and prevail in an action     against the Released Parties based on an ADEA claim released in Paragraph II.G, the Released Parties will be entitled to offset any recovery by the amounts paid under this Agreement or the amount recovered by the Releasing Parties, whichever is less. If the Released Parties prevail in such an action, the Released Parties will be     entitled to all remedies authorized by applicable law.

(2)    All Other Claims. In the event that the Releasing Parties bring an action against the Released Parties based on any other claim released in Paragraph II.G, the Released Parties may, at their option, and as applicable (a) stop making payments that would otherwise have been due under this Agreement; (b) demand the return of any payments that have been made under this Agreement; (c) plead this Agreement in bar to any such action; (d) seek any and all remedies available, including but not limited to injunctive relief and monetary damages, costs and reasonable attorneys’ fees.

(3)    Breach by BBI. In the event that the Released Parties breach this Agreement, the Releasing Parties will be entitled to bring an action for breach of this Agreement but not for any claims released by Paragraph II.G. If the Releasing Parties prevail in such an action, they will be entitled to recover (as appropriate and applicable) monetary damages, injunctive relief, costs, and reasonable attorneys’ fees.

R.    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine, singular, or plural, as to the identity of the person or persons may require.

S.    Severability. Each provision of this Agreement is intended to be severable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, the rest of the Agreement will remain in force.

ISAACS ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS SEPARATION AND RELEASE AGREEMENT, AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF HER OWN FREE WILL.
[Signatures on the Next Page]

IN WITNESS WHEREOF, the parties sign this Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

Bloomin’ Brands, Inc.

Astrid Isaacs		By: Kelly Lefferts – Chief Legal Officer

/s/ Astrid Isaacs		/s/ Kelly Lefferts

Date:	September 5, 2024	Date:	September 5, 2024

Exhibit 1– Equity Information

Cash Units

a.)Isaacs was awarded 43,750 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) cash units (the "2017 Cash Unit") pursuant to that certain Cash Unit Agreement with a grant date of February 24, 2017 (the "2017 Cash Unit Agreement"). Isaacs agrees 32,812 of the 2017 Cash Unit units were previously vested and distributed and the remaining 2017 Cash Unit units were previously forfeited. The 2017 Cash Unit Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

b.)Isaacs was awarded 48,750 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) cash units (the "2018 Cash Unit") pursuant to that certain Cash Unit Agreement with a grant date of February 23, 2018 (the "2018 Cash Unit Agreement"). Isaacs agrees 24,375 of the 2018 Cash Unit units were previously vested and distributed and the remaining 2018 Cash Unit units were previously forfeited. The 2018 Cash Unit Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

c.)Isaacs was awarded 48,750 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) cash units (the "2019 Cash Unit") pursuant to that certain Cash Unit Agreement with a grant date of February 19, 2019 (the "2019 Cash Unit Agreement"). Isaacs agrees 16,250 of the 2019 Cash Unit units were previously vested and distributed and the remaining 2019 Cash Unit units were previously forfeited. The 2019 Cash Unit Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

d.)Isaacs was awarded 49,725 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) cash units (the "2020 Cash Unit") pursuant to that certain Cash Unit Agreement with a grant date of February 20, 2020 (the "2020 Cash Unit Agreement"). Isaacs agrees all the 2020 Cash Unit units were previously forfeited. The 2020 Cash Unit Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

Performance Units

a.)Isaacs was awarded 8,142 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) performance share units (the "2022 Performance Share Units") pursuant to that certain Agreement with a grant date of February 21, 2022 (the "2022 Agreement"). Isaacs agrees none of the 2022 Performance Share Units are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio. The 2022 Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

b.)Isaacs was awarded 11,491 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) performance share units (the "2023 Performance Share Units") pursuant to that certain Agreement with a grant date of February 22, 2023 (the "2023 Agreement"). Isaacs agrees none of the 2023 Performance Share Units are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio. The 2023 Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

c.)Isaacs was awarded 12,228 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) performance share units (the "2024 Performance Share Units") pursuant to that certain Agreement with a grant date of February 28, 2024 (the "2024 Agreement"). Isaacs agrees none of the 2024 Performance Share Units are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio. The 2024 Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

Restricted Units

a.)Isaacs was awarded 1,245 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) restricted stock units (the "2016 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 25, 2016 (the "2016 Restricted Stock Agreement"). Isaacs agrees all units of the 2016 Restricted Stock were previously vested and distributed. The 2016 Restricted Stock Agreement is hereby cancelled, forfeited, terminated and deemed null and void ab initio.

b.)Isaacs was awarded 2,000 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) restricted stock units (the "2018 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of March 1, 2018 (the "2018 Restricted Stock Agreement"). Isaacs agrees 1,000 units of the 2018 Restricted Stock were previously vested and distributed and the remaining 2018 Restricted Stock were previously forfeited. The 2018 Restricted Stock Agreement is hereby cancelled, forfeited, terminated and deemed null and void ab initio.

c.)Isaacs was awarded 4,708 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) restricted stock units (the "2022 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 21, 2022 (the "2022 Restricted Stock Agreement"). Isaacs agrees 3,138 units of the 2022 Restricted Stock were previously vested and distributed. Isaacs agrees the remaining 1,570 units of the 2022 Restricted Stock are unvested and hereby forfeited, cancelled, terminated and deemed null and void ab initio. The 2022 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

d.)Isaacs was awarded 6,534 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) restricted stock units (the "2023 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 22, 2023 (the "2023 Restricted Stock Agreement"). Isaacs agrees 2,178 units of the 2023 Restricted Stock were previously vested and distributed. Isaacs agrees the remaining 4,356 units of the 2023 Restricted Stock are unvested and hereby forfeited, cancelled, terminated and deemed null and void ab initio. The 2023 Restricted Stock Agreement is hereby forfeited, cancelled, terminated and deemed null and void ab initio.

e.)Isaacs was awarded 6,673 Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) restricted stock units (the "2024 Restricted Stock") pursuant to that certain Restricted Stock Agreement with a grant date of February 28, 2024 (the "2024 Restricted Stock Agreement"). Isaacs agrees none of the 2024 Restricted Stock are vested and all are hereby forfeited, cancelled, terminated and deemed null and void ab initio. The 2024 Restricted Stock Agreement is hereby cancelled, forfeited, terminated and deemed null and void ab initio.

Stock Options

a.)Isaacs was granted the option to purchase 3,869 shares of the common stock of Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) (the "February 2016 Options") pursuant to that certain Option Agreement with a grant date of February 25, 2016 (the "February 2016 Option Agreement”). Isaacs agrees all 3,869 shares of the February 2016 Options were previously forfeited. The February 2016 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio.

b.)Isaacs was granted the option to purchase 15,296 shares of the common stock of Bloomin’ Brands, Inc. (formerly Kangaroo Holdings, Inc.) (the "March 2016 Options") pursuant to that certain Option Agreement with a grant date of March 1, 2016 (the "March 2016 Option Agreement”). Isaacs agrees that all 15,296 shares of the March 2016 Options were previously forfeited. The March 2016 Option Agreement is hereby cancelled, terminated and deemed null and void ab initio.